Exhibit 99.1

Traws Pharma Provides Updated Guidance on Influenza Prophylaxis Program

Resubmission of updated data package to MHRA, expected in 3Q 2026, to enable Phase 2a human influenza Challenge study to proceed

NEWTOWN, PA — June 22, 2026 — (GLOBENEWSWIRE) Traws Pharma, Inc. (NASDAQ: TRAW, Traws, the Company), a clinical-stage biopharmaceutical company developing novel therapies for critical global viral threats, today announced that an updated toxicology data package is in the process of being developed in response to information requirements from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency (MHRA) for the planned testing of tivoxavir marboxil (TXM) in a Phase 2a human influenza Challenge study. The updated data package is expected to be resubmitted to MHRA during the third quarter of 2026. “Based upon recent feedback and further guidance from the MHRA, we believe our updated data package will support the proposed seasonal influenza Challenge study to be conducted in healthy volunteers and provide important proof of concept data for TXM’s use as an oral prophylaxis medicine,” commented Iain D. Dukes, MA, DPhil, Chief Executive Officer for Traws Pharma.

Following Traws’ announcement on June 12,.2026, the MHRA provided more detailed feedback that has enabled the Company to prepare additional preclinical safety information for inclusion in the TXM data package. Following the resubmission, the Company expects a formal response from MHRA within 30 days.

“TXM demonstrated broad in vitro efficacy across multiple strains of seasonal influenza and a pharmacokinetic profile consistent with its use as a chemoprophylactic agent,” said C. David Pauza, PhD, Chief Science Officer for Traws Pharma. “The Company will also initiate profiling of additional molecules for advancement in its program for influenza treatment.”

“Seasonal influenza continues to be a major public health threat in the US and worldwide,” commented Robert R. Redfield, MD, Chief Medical Officer for Traws Pharma. “Influenza treatment and prevention is especially important for vulnerable populations including elderly and immunocompromised individuals who are at much greater risk for severe influenza compared to the general population.”

About Traws Pharma, Inc.

Traws Pharma is a clinical-stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. The Company is advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health including seasonal influenza and H5N1 bird flu, negative-strand RNA viruses including Hantavirus, Ebola Virus Disease, Lassa Fever and COVID-19/Long COVID.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for tivoxavir marboxil and ratutrelvir and other investigational antiviral agents, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the outcome of the MHRA resubmission for tivoxavir marboxil, the outcome of Traws’ IND filing with the FDA for tivoxavir marboxil, including the current FDA clinical hold; the success and timing of Traws’ clinical trials; Traws’ ability to identify and advance potential clinical candidates for the treatment of Hantavirus infections, Ebola Virus Disease, Lassa Fever, the potential efficacy of ratutrelvir for the treatment of COVID-19, including the potential to reduce the risk of COVID rebound and Long COVID; the potential for tivoxavir marboxil and ratutrelvir and other investigational antiviral agents to gain market acceptance, if and when regulatory approval is obtained, or to become the new standard of care; Traws’ interactions with the FDA, MHRA, BARDA, CDC, NAFDAC, AMA and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID; the extent of the spread and threat of pandemic flu including H5N1 bird flu; the Company’s cash projections; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.
cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com